SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14D-9

SOLICITATION/RECOMMENDATION STATEMENT UNDER

SECTION 14(d)(4)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. __)

BBX CAPITAL CORPORATION

(Name of Subject Company)

BBX CAPITAL CORPORATION

(Name of Person(s) Filing Statement)

Class A Common Stock, par value $0.01 Per Share

(Including the associated preferred share purchase rights)

(Title of Class of Securities)

105540P 100

(CUSIP Number of Class of Securities)

Alan B. Levan

Chairman and Chief Executive Officer

BBX Capital Corporation

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

(954) 940-4000

(Name, address and telephone number of person authorized to receive notice and communications on behalf of the person(s) filing statement)

With copies to:

Daniel Keating, Esq.

Hogan Lovells US LLP

555 13th Street NW

Washington, D.C. 20004

(202) 637-5490

☒ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Item 9.	Exhibits.

Exhibit	Description

99.1	Press Release, dated March 17, 2015